Exhibit 22
The following entities are included in the Obligor Group, as defined in the Annual Report on Form 10-K of Cintas Corporation to which this document is being filed as an exhibit, including Cintas Corporation, as the parent and Cintas Corporation No. 2 as the issuer, and the subsidiary guarantors that have guaranteed the obligations under the the 3.11% senior notes due 2025, the 3.45% senior notes due 2025, the 3.70% senior notes due 2027, the 4.00% senior notes due 2032 and the 6.15% senior notes due 2036 issued by Cintas Corporation No. 2.

Exact Name of Issuer or Guarantor (1)	Reported as Issuer or Guarantor	State of Incorporation or Organization	IRS Employer Identification Number

Cintas Corporation	(2)	Washington	31-1188630
Cintas Corporation No. 2	Issuer	Nevada	31-1703809
Cintas Corporation No. 3	(3)	Nevada	88-0337154
Cintas Corporate Services, Inc.	(3)	Ohio	20-4877572
(1) The address and phone number of the issuer, parent guarantor and each guarantor subsidiary is 6800 Cintas Blvd., P.O. Box 625737, Cincinnati, OH 45262-5737, (513) 459-1200.
(2)    The entity is included as a parent guarantor as of May 31, 2023 and 2022.
(3) The entity is included as a guarantor subsidiary as of May 31, 2023 and 2022.